Exhibit (a)(5)(N)

ANNOUNCEMENT

STATEMENT REGARDING CMVM’S POSITION ON BLOCKING OF SHARES

22 February 2007

Sonaecom issued the following statement today to dispel the misleading statements Portugal Telecom continues to make regarding the blocking of shares for purposes of voting at PT’s EGM due on 2 March 2007:

The Portuguese Securities Commission (CMVM) in its pronouncement this afternoon has made the following clarifications regarding the blocking shares at PT’s EGM:

“ADDITION TO THE CLARIFICATION ON THE REVOCATION OF THE BLOCKING OF SHARES BY CMVM

22 February 2007

Following the doubts that have arisen in the market regarding the possibility of revoking orders for the blocking of shares caused by the issuance, by a financial intermediary, of an ownership certificate enabling the relevant shareholder to attend the General Shareholder Meeting of Portugal Telecom, CMVM, taking into account the applicable legal provisions and the standard practice followed until now, hereby adds to its  communication of yesterday the following clarifications:

1) The issuance of the ownership certificates for the purpose of exercising rights and the consequent blocking of the securities in the accounts is a matter concerning the relationship between the financial intermediary and its client governed by specific rules and subject to the supervision of CMVM.

2) The holder of the right may, by its exclusive initiative and at any time, instruct the financial intermediary to revoke the ownership certificate for the exercise of rights.

3) Once the instruction for revocation of the ownership certificate is received, the financial intermediary shall, by its own initiative, cancel the blocking of shares in the relevant account, as long as: (i) the certificate previously issued has been delivered to the financial intermediary; or (ii) the financial intermediary has proof of the receipt of the declaration of revocation by the chairman of the General Shareholders Meeting.”

PT’s continued defiance of the CMVM’s clear position on this matter is another demonstration of PT’s objective to block Sonaecom’s €10.50 per share all cash offer at the EGM and thus deny the majority of shareholders’ their right to decide for themselves whether to accept our offer or not.

We urge all shareholders not to be misled by these tactics and to instruct their financial intermediaries to block their shares as soon as possible and to vote at the EGM in favour of the proposed changes to PT’s by-laws.

This announcement relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A.  (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The  Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer  (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding  the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain  complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s  website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This announcement does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This announcement may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.